Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Atlas Crest Investment Corp. on Form S-4 of our report dated March 8, 2021 with respect to our audit of the financial statements  of Atlas Crest Investment Corp.  as of December 31, 2020 and for the period from August 26, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 8, 2021